Putnam Convertible Income Growth Trust, October 31, 2008, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the year ended October 31, 2008, Putnam Management has assumed $1,313 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A	17,717
		Class B	568
		Class C	936

72DD2		Class M	113
		Class R	82
		Class Y	849

73A1		Class A	0.528
		Class B	0.374
		Class C	0.393

73A2		Class M	0.428
		Class R	0.486
		Class Y	0.578

74U1		Class A	32,068
		Class B	1,238
		Class C	2,695

74U2		Class M	252
		Class R	180
		Class Y	1,683

74V1		Class A	12.55
		Class B	12.35
		Class C	12.44

74V2		Class M	12.45
		Class R	12.51
		Class Y	12.55



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.